Exhibit 99.1

For Immediate Release	Contact:	Scot Hoffman
August 5, 2015		(973) 802-2824

Prudential Financial, Inc.

Announces Second Quarter 2015 Results

•	After-tax adjusted operating income of $1.350 billion, or $2.91 per Common share, compared to $2.49 per Common share for the year-ago quarter.[1]

•	Significant items included in current quarter adjusted operating income:

•	Pre-tax net benefit of $117 million from reserve refinements and adjustments of amortization of deferred policy acquisition and related costs reflecting an annual review of actuarial assumptions.

•

Pre-tax net benefit of $94 million in Individual Annuities, including release of reserves for guaranteed death and income benefits and reduced amortization of deferred policy acquisition and other costs, reflecting market performance.

•	Pre-tax charge of $8 million in Individual Life for integration costs relating to the acquisition of The Hartford’s individual life insurance business.

The items above had a net favorable impact of approximately 29 cents per Common share on current quarter results.

•

For the year-ago quarter, a net charge to Individual Annuities results from updated estimates of profitability reflecting market performance, and integration costs in Individual Life for the acquired Hartford business resulted in a net negative impact of 2 cents per Common share to adjusted operating income. The 2014 annual review of actuarial assumptions occurred in the third quarter of that year.

Second Quarter Highlights

•

Pre-tax adjusted operating income for U.S. businesses of $1.166 billion before impact of reserve refinements and related items primarily driven by annual actuarial reviews, up $86 million or 8% from the year-ago quarter.

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Results for the year-ago quarter are for the Company’s Financial Services Businesses. See “Historic Separation of the Businesses” and “Elimination of the Separation of the Businesses: Closed Block Division” later in this press release for further information.

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•

Individual Annuities account values of $159.0 billion at June 30, essentially unchanged from a year earlier. Current quarter gross sales of $2.3 billion includes $1.5 billion of variable annuities without retained exposure to equity market related living benefit guarantees, reflecting our risk diversification strategies.

•

Retirement account values of $372.6 billion at June 30, up 13% from a year earlier, driven by strong net inflows as well as favorable market performance. Completion of four significant pension risk transfer transactions contributed to $5.7 billion of Retirement net flows in the current quarter.

•

Asset Management unaffiliated third party institutional and retail assets under management of $471.1 billion at June 30, up 6% from a year earlier with net flows for the current quarter, excluding money market, of $6.4 billion.

•	U.S. Individual Life sales of $130 million, up 26% from the year-ago quarter with increases in universal, term, and variable life.

•	Group insurance earnings benefited from more favorable claims experience in the current quarter, particularly reflecting continued improvement in group disability.

•

Pre-tax adjusted operating income for International Insurance businesses of $863 million before impact of reserve refinements and related items driven by annual actuarial reviews, compared to $884 million in year-ago quarter; up $17 million or 2% excluding the impact of foreign currency exchange rates.

•	International Insurance constant dollar basis annualized new business premiums of $777 million for the current quarter, up 6% from year-ago quarter, with increases in Japan and other key markets.

•	Net income attributable to Prudential Financial, Inc. for the second quarter 2015 of $1.406 billion, or $3.03 per Common share.

•	Other financial highlights:

•

Excluding net changes in value relating to foreign currency exchange rate remeasurement reflected in net income or loss and currency translation adjustments corresponding to realized investment gains and losses, book value per Common share excluding total accumulated other comprehensive income amounted to $71.09 at June 30, 2015, an increase of $6.34 from December 31, 2014 after payment of two quarterly Common Stock dividends totaling $1.16 per share. This increase included $1.35 during the first quarter from the restructuring of the Company’s former Closed Block Business.[2]

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[2]	See “Historic Separation of the Businesses” and “Elimination of the Separation of the Businesses: Closed Block Division” later in this press release for further information.

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•

Excluding holdings of the Closed Block division and Closed Block Business at June 30, 2015 and December 31, 2014, respectively, net unrealized gains on general account fixed maturity investments of $25.3 billion at June 30, 2015 compared to $30.4 billion at December 31, 2014; gross unrealized losses of $2.4 billion at June 30, 2015, compared to $1.1 billion at December 31, 2014.

•

During the second quarter, the Company acquired 2.9 million shares of its Common Stock at a total cost of $250 million, for an average price of $84.86 per share, under the June 2014 authorization by Prudential’s Board of Directors to repurchase at management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock during the period from July 1, 2014 through June 30, 2015.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported after-tax adjusted operating income of $1.350 billion ($2.91 per Common share) for the second quarter of 2015, compared to $1.176 billion ($2.49 per Common share) for the Company’s Financial Services Businesses in the year-ago quarter. Net income attributable to Prudential Financial, Inc. was $1.406 billion ($3.03 per Common share) for the second quarter of 2015, compared to $1.049 billion ($2.22 per Common share) for the Company’s Financial Services Businesses in the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the first half of 2015, after-tax adjusted operating income amounted to $2.648 billion ($5.69 per Common share) compared to $2.313 billion ($4.89 per Common share) for the Company’s Financial Services Businesses in the first half of 2014. Net income attributable to Prudential Financial, Inc. was $3.442 billion ($7.40 per Common share) for the first half of 2015, compared to $2.274 billion ($4.81 per Common share) for the Company’s Financial Services Businesses in the first half of 2014.

“We are pleased to report strong performance for the second quarter and first half of the year in operating results of our businesses, net income, and growth of key book value measures. In the U.S., our Annuities business is benefiting from growth in fees, and current quarter product sales contributed to our risk diversification. A double-digit increase in Retirement account values from a year ago reflects the growth of our pension risk transfer business, which continued to perform well in the current quarter. In Asset Management, third party flows were strong in the second quarter, and we are continuing to invest in the business to enhance our capabilities. Our U.S. protection

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businesses benefited from improved underwriting results in the quarter. We marked a significant milestone in Individual Life with the substantial completion of the integration of the business we acquired from The Hartford, achieving our targeted $90 million of cost savings on an annual run rate basis commencing in the third quarter, with total integration costs modestly below our original expectations. Our international businesses continued to perform well in the current quarter, with solid earnings results and a 6% increase in constant dollar sales driven by both Japan and other key markets,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measure,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Results of Ongoing Operations

The Company’s ongoing operations include the U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions, as well as Corporate and Other Operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $981 million for the second quarter of 2015, compared to $876 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $548 million in the current quarter, compared to $390 million in the year-ago quarter. Current quarter results include a net benefit of $125 million reflecting an updated estimate of profitability for this business, including updates of actuarial assumptions based on an annual review which resulted in a $31 million benefit and the impact of current quarter market performance in relation to our assumptions which resulted in a $94 million benefit. Results for the year-ago quarter included a net charge of $4 million reflecting an updated estimate of profitability for this business driven by market performance in relation to our assumptions. Excluding the effect of the foregoing items, results for the Individual Annuities segment increased $29 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in average variable annuity account values.

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The Retirement segment reported adjusted operating income of $237 million for the current quarter, compared to $286 million in the year-ago quarter. The decrease reflected a $55 million lower contribution from investment results in the current quarter, partly offset by a greater contribution from pension risk transfer case experience. The lower contribution from investment results included returns on non-coupon investments estimated to be about $20 million below our average expectations in the current quarter and about $10 million above our average expectations in the year-ago quarter, as well as lower fixed income returns. Case experience on pension risk transfer business was favorable in both the current quarter and year-ago quarter, with a net contribution to current quarter results approximately $25 million greater than our average quarterly expectations.

The Asset Management segment reported adjusted operating income of $196 million for the current quarter, compared to $200 million in the year-ago quarter. The decrease was driven by a $9 million lower contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities. The benefit to results from higher asset management fees driven by growth in assets under management was largely offset by higher expenses, including expenses relating to business growth initiatives and commissions from higher retail sales.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $312 million for the second quarter of 2015, compared to $204 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $237 million for the current quarter, compared to $158 million in the year-ago quarter. Current quarter results include a net benefit of $68 million from updated profitability estimates reflecting updates of actuarial assumptions based on an annual review and refinements of reserves and related items. In addition, current quarter results reflect absorption of $8 million of integration costs related to the Company’s acquisition of The Hartford’s individual life insurance business on January 2, 2013, representing the substantial completion of the business integration and these costs. Total integration costs incurred amounted to $110 million, inclusive of capitalized expenses, below our original

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expectation of $120 million. Results for the year-ago quarter included a charge of $8 million for such costs. Excluding the effect of the foregoing items, results for the Individual Life segment increased $11 million from the year-ago quarter. This increase was driven by more favorable claims experience, with a net contribution to current quarter results about $30 million greater than our average expectations, inclusive of reserve updates, mortality, and associated amortization.

The Group Insurance segment reported adjusted operating income of $75 million in the current quarter, compared to $46 million in the year-ago quarter. Current quarter results include a net benefit of $28 million from refinements of reserves and related items primarily reflecting updates of actuarial assumptions based on an annual review. Excluding these items, results were essentially unchanged from the year-ago quarter. More favorable group life and disability claims experience in the current quarter was largely offset by higher expenses and a lower contribution from net investment results.

The International Insurance segment reported adjusted operating income of $842 million for the second quarter of 2015, compared to $884 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner operations was $381 million for the current quarter, compared to $382 million in the year-ago quarter. Current quarter results include a net charge of $11 from refinements of reserves and related items reflecting updates of actuarial assumptions based on an annual review. Excluding this item, results increased $10 million from the year-ago quarter. The benefit to current quarter results from continued business growth was partly offset by higher expenses including technology costs. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $12 million in comparison to the year-ago quarter.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $461 million for the current quarter, compared to $502 million in the year-ago quarter. Current quarter results include a net charge of $10 million from refinements of reserves and related items reflecting updates of actuarial assumptions based on an annual review. Excluding this item, results decreased $31 million from the year-ago quarter. More favorable investment results, with a contribution to the current quarter from returns on non-coupon investments and mortgage prepayment income about $30 million above our average expectations, was more than offset by

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higher net expenses including a benefit from fixed asset sales in the year-ago quarter. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $26 million in comparison to the year-ago quarter.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $294 million in the second quarter of 2015, compared to a loss of $341 million in the year-ago quarter. Current quarter results include a benefit of $11 million from adjustment of reserves relating to certain pre-demutualization policies based on an annual review of actuarial assumptions. Excluding this item, the loss from Corporate and Other operations decreased $36 million, primarily reflecting lower net expenses and higher investment income in the current quarter.

Assets under management amounted to $1.187 trillion at June 30, 2015, compared to $1.176 trillion at December 31, 2014.

Net income attributable to Prudential Financial, Inc. amounted to $1.406 billion for the second quarter of 2015, compared to $1.049 billion for the Company’s Financial Services Businesses in the year-ago quarter.

Current quarter net income includes $286 million of pre-tax net realized investment gains and related charges and adjustments. The foregoing net gain includes net pre-tax gains of $510 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, $405 million from general portfolio and related activities, and $133 million from net changes in non-yen asset and liability values relating to foreign currency exchange rates. The foregoing gains were partly offset by pre-tax losses of $728 million primarily from net decreases in the market value of derivatives used in risk management activities including asset and liability duration management, and pre-tax losses of $34 million from impairments and sales of credit-impaired investments.

Net income for the current quarter reflects pre-tax decreases of $220 million in recorded asset values and $234 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments.

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Net income for the current quarter also reflects a pre-tax loss of $57 million from divested businesses, primarily reflecting a pre-tax loss from long term care insurance including decreases in market value of derivatives used in asset and liability duration management for this business, partly offset by pre-tax income from the Closed Block division.

The current quarter annual review of actuarial assumptions did not have a material impact on the net gain from products that contain embedded derivatives and associated derivative portfolios, and was not material to divested businesses.

Net income of the Company’s Financial Services Businesses for the year-ago quarter included $273 million of pre-tax net realized investment losses and related charges and adjustments and pre-tax income of $47 million from divested businesses, as well as pre-tax increases of $225 million in recorded asset values and $189 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders.

Excluding holdings of the Closed Block division and Closed Block Business at June 30, 2015 and December 31, 2014, respectively, gross unrealized losses on general account fixed maturity investments at June 30, 2015 amounted to $2.449 billion, including $2.278 billion on high and highest quality securities based on NAIC or equivalent ratings, and amounted to $1.101 billion at December 31, 2014. Net unrealized gains on these investments amounted to $25.263 billion at June 30, 2015, compared to $30.394 billion at December 31, 2014.

Historic Separation of the Businesses

From December 18, 2001, the date of demutualization, through December 31, 2014, the businesses of Prudential Financial, Inc. were separated into the Financial Services Businesses and the Closed Block Business for financial statement purposes. The Financial Services Businesses were comprised of the Company’s U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations. The Closed Block Business was comprised of the assets and related liabilities of the Closed Block established at the time of Prudential’s demutualization, representing certain participating individual life insurance policies and annuities issued by Prudential Insurance for which experience based policy dividends are being paid or expected to be paid, and certain other

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assets and liabilities, known as the “Surplus and Related Assets.” The Company ceased offering these participating policies at the time of its demutualization. The Company’s former Class B stock reflected the performance of the Closed Block Business, while the Common Stock of Prudential Financial, Inc. reflected the performance of the Financial Services Businesses. The Surplus and Related Assets supported debt service on $1.75 billion of senior secured notes, known as “IHC Debt,” which were issued by a subsidiary of Prudential Financial, Inc. and accounted for as obligations of the Closed Block Business, as well as dividends on the Class B Stock. The IHC Debt was redeemed in December 2014.

Elimination of the Separation of the Businesses: Closed Block Division

On January 2, 2015, Prudential Financial, Inc. repurchased and cancelled all of the outstanding shares of the Class B Stock (the “Class B Repurchase”). This transaction resulted in the elimination of the Closed Block Business for financial statement purposes, although the Closed Block continues in effect for the foregoing life insurance policies and annuities, and its results are now included in the Company’s “Closed Block division” for periods subsequent to December 31, 2014. The Closed Block division is classified as a reporting segment of Prudential Financial, Inc. and its results are excluded from adjusted operating income under the Company’s definition of “divested businesses” which includes businesses that have been sold or exited, including businesses that have been placed in wind down and do not qualify for “discontinued operations” accounting treatment under U.S. GAAP.

For the second quarter of 2014, the Closed Block Business reported income from continuing operations before income taxes of $56 million, and net income attributable to Prudential Financial, Inc. of $41 million. For the first half of 2014, the Closed Block Business reported income from continuing operations before income taxes of $69 million, and net income attributable to Prudential Financial, Inc. of $54 million.

Consolidated Results

During the periods when the Class B Stock was outstanding, there was no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock were both common stockholders of Prudential Financial, Inc. Subsequent to the Class B Repurchase, there remains no legal separation between the Closed Block and Prudential’s other businesses.

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On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $1.090 billion and $2.328 billion for the second quarter and first half of 2014, respectively.

Share Repurchases

During the second quarter of 2015, the Company acquired 2.9 million shares of its Common Stock at a total cost of $250 million, for an average price of $84.86 per share, under its share repurchase program. From the commencement of share repurchases in July 2011 through June 30, 2015, the Company has acquired 58.9 million shares of its Common Stock under its share repurchase authorizations at a total cost of $3.9 billion, for an average price of $66.18 per share. The current quarter repurchases were under an authorization by Prudential’s Board of Directors in June 2014 to repurchase at management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock from July 1, 2014 through June 30, 2015 and completed the authorized repurchases for that period. On June 9, 2015, the Company announced that its Board of Directors authorized further repurchases at management’s discretion of up to $1.0 billion of the Company’s outstanding Common Stock during the period from July 1, 2015 through June 30, 2016.

Forward-Looking Statements and Non-GAAP Measure

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and

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uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, utilization, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for our pension and other postretirement benefit plans; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing projected results of acquisitions; (24) interruption in

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telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; and (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to

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ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which are presented as a separate component of net income under GAAP, are also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historic information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, August 6, 2015 at 11 a.m. ET, to discuss with the investment community the Company’s second quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 21. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the

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same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on August 6, through August 13, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 349036.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of June 30, 2015, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
Income Statement Data:
Adjusted Operating Income (1) (2):
Revenues:
Premiums	$6,782	$5,261	$12,695	$10,391
Policy charges and fee income	1,383	1,523	2,937	3,032
Net investment income	2,974	2,968	5,979	5,985
Asset management fees, commissions and other income	1,361	1,361	2,696	2,641

Total revenues	12,500	11,113	24,307	22,049

Benefits and expenses:
Insurance and annuity benefits	6,925	5,419	13,141	10,836
Interest credited to policyholders’ account balances	907	934	1,791	1,859
Interest expense	324	319	641	640
Other expenses	2,503	2,818	5,148	5,520

Total benefits and expenses	10,659	9,490	20,721	18,855

Adjusted operating income before income taxes	1,841	1,623	3,586	3,194
Income taxes, applicable to adjusted operating income	491	447	938	881

After-tax adjusted operating income (1) (2)	1,350	1,176	2,648	2,313

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	286	(273)	1,337	(281)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(220)	225	(137)	326
Change in experience-rated contractholder liabilities due to asset value changes	234	(189)	37	(232)
Divested businesses:
Closed Block division	52	—	30	—
Other divested businesses	(109)	47	(34)	120
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	45	18	58	29

Total reconciling items, before income taxes	288	(172)	1,291	(38)
Income taxes, not applicable to adjusted operating income	188	(58)	440	(19)

Total reconciling items, after income taxes	100	(114)	851	(19)

Income from continuing operations (after-tax) before equity in earnings of operating joint ventures (2)	1,450	1,062	3,499	2,294
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(44)	(17)	(57)	(28)

Income from continuing operations attributable to Prudential Financial, Inc. (2)	1,406	1,045	3,442	2,266
Earnings attributable to noncontrolling interests	53	23	63	34

Income from continuing operations (after-tax) (2)	1,459	1,068	3,505	2,300
Income from discontinued operations, net of taxes	—	4	—	8

Net income (2)	1,459	1,072	3,505	2,308
Less: Income attributable to noncontrolling interests	53	23	63	34

Net income attributable to Prudential Financial, Inc. (2)	$1,406	$1,049	$3,442	$2,274

Reconciliation to Consolidated Net Income Attributable to Prudential Financial, Inc.:
Net income attributable to Prudential Financial, Inc. (above) (2)	$1,406	$1,049	$3,442	$2,274
Net income of Closed Block Business attributable to Prudential Financial, Inc.	—	41	—	54

Consolidated net income attributable to Prudential Financial, Inc.	$1,406	$1,090	$3,442	$2,328

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
Earnings per share of Common Stock (diluted) (2) (3):

After-tax adjusted operating income	$2.91	$2.49	$5.69	$4.89
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.62	(0.58)	2.89	(0.60)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(0.48)	0.48	(0.30)	0.69
Change in experience-rated contractholder liabilities due to asset value changes	0.51	(0.40)	0.08	(0.49)
Divested businesses:
Closed Block division	0.11	—	0.06	—
Other divested businesses	(0.24)	0.10	(0.07)	0.26
Difference in earnings allocated to participating unvested share-based payment awards	—	—	(0.02)	—

Total reconciling items, before income taxes	0.52	(0.40)	2.64	(0.14)
Income taxes, not applicable to adjusted operating income	0.40	(0.12)	0.93	(0.04)

Total reconciling items, after income taxes	0.12	(0.28)	1.71	(0.10)

Income from continuing operations (after-tax) attributable to Prudential Financial, Inc.	3.03	2.21	7.40	4.79
Income from discontinued operations, net of taxes	—	0.01	—	0.02

Net income attributable to Prudential Financial, Inc.	$3.03	$2.22	$7.40	$4.81

Weighted average number of outstanding Common shares (basic)	452.6	459.4	453.4	460.1

Weighted average number of outstanding Common shares (diluted)	461.4	468.5	462.2	469.4

Direct equity adjustment for earnings per share calculation (3)	$—	$(3)	$—	$(5)
Earnings related to interest, net of tax, on exchangeable surplus notes	$5	$5	$9	$9

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation (2):
After-tax adjusted operating income	$13	$12	$25	$22
Income from continuing operations (after-tax)	$14	$10	$33	$21

Attributed Equity (as of end of period) (2):

Total attributed equity	$41,723	$39,663
Per share of Common Stock - diluted (4)	91.17	85.35
Attributed equity excluding accumulated other comprehensive income	$28,319	$26,771
Per share of Common Stock - diluted	61.89	57.61
Number of diluted shares at end of period	457.6	464.7

Adjusted operating income before income taxes, by Segment (1) (2):
Individual Annuities	$548	$390	$1,077	$778
Retirement	237	286	521	650
Asset Management	196	200	401	393

Total U.S. Retirement Solutions and Investment Management Division	981	876	1,999	1,821

Individual Life	237	158	353	283
Group Insurance	75	46	105	52

Total U.S. Individual Life and Group Insurance Division	312	204	458	335

International Insurance	842	884	1,676	1,721

Total International Insurance Division	842	884	1,676	1,721

Corporate and Other operations	(294)	(341)	(547)	(683)

Adjusted operating income before income taxes (2)	1,841	1,623	3,586	3,194

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	286	(273)	1,337	(281)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(220)	225	(137)	326
Change in experience-rated contractholder liabilities due to asset value changes	234	(189)	37	(232)
Divested businesses:
Closed Block division	52	—	30	—
Other divested businesses	(109)	47	(34)	120
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	45	18	58	29

Total reconciling items, before income taxes	288	(172)	1,291	(38)

Subtotal (2)	2,129	1,451	4,877	3,156

Income from continuing operations before income taxes and equity in earnings of operating joint ventures for Closed Block Business	—	56	—	69

Consolidated income from continuing operations before income taxes and equity in earnings of operating joint ventures for Prudential Financial, Inc.	$2,129	$1,507	$4,877	$3,225

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,341	$2,664	$4,568	$4,985

Net sales	$138	$443	$169	$571

Total account value at end of period	$158,976	$159,528

Retirement Segment:

Full Service:

Deposits and sales	$5,040	$4,528	$11,354	$13,115

Net additions (withdrawals)	$357	$(1,538)	$442	$1,046

Total account value at end of period	$188,807	$181,577

Institutional Investment Products:

Gross additions	$9,147	$2,075	$10,116	$3,808

Net additions (withdrawals)	$5,339	$(2,527)	$2,813	$(3,811)

Total account value at end of period	$183,798	$148,971

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$380.6	$367.0
Retail customers	199.2	180.1
General account	368.5	374.4

Total Investment Management and Advisory Services	$948.3	$921.5

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$18.3	$10.5	$35.1	$21.4

Net additions, other than money market	$6.8	$2.7	$10.5	$4.6

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$10.3	$8.4	$23.4	$16.4

Net additions (withdrawals), other than money market	$(0.4)	$0.7	$3.6	$0.9

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (5):
Variable life	$13	$11	$31	$20
Universal life	65	46	122	117
Term life	52	46	101	88

Total	$130	$103	$254	$225

Group Insurance Annualized New Business Premiums (5):
Group life	$10	$10	$141	$147
Group disability	14	12	45	45

Total	$24	$22	$186	$192

International Insurance Division:

International Insurance Annualized New Business Premiums (5) (6):
Actual exchange rate basis	$671	$709	$1,344	$1,401

Constant exchange rate basis	$777	$732	$1,557	$1,465

See footnotes on last page.

Financial Highlights

(in billions, as of end of period)

	Three Months Ended June 30
	2015	2014
Assets and Asset Management Information:

Total assets	$762.7	$765.5

Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$948.3	$921.5
Non-proprietary assets under management	191.5	200.6

Total managed by U.S. Retirement Solutions and Investment Management Division	1,139.8	1,122.1
Managed by U.S. Individual Life and Group Insurance Division	24.1	23.4
Managed by International Insurance Division	22.9	20.1

Total assets under management	1,186.8	1,165.6
Client assets under administration	165.7	125.4

Total assets under management and administration	$1,352.5	$1,291.0

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Represents results of the former Financial Services Businesses for the three and six months ended June 30, 2014 and attributed equity of the Financial Services Businesses as of that date.
(3)	From demutualization through December 31, 2014, the Company had two separate classes of common stock. The Common Stock reflected the performance of the Financial Services Businesses and the Class B Stock reflected the performance of the Closed Block Business. Earnings per share were calculated separately for each of these two classes of common stock and included a direct equity adjustment to modify the earnings available to each of the classes of common stock for the difference between the allocation of general and administrative expenses to each of the businesses and the cash flows between the businesses related to these expenses. Accordingly, earnings per share of Common Stock for the three and six months ended June 30, 2014 reflect earnings attributable to the Financial Services Businesses. On January 2, 2015, Prudential Financial repurchased and cancelled all of the 2.0 million shares of the Class B Stock (the “Class B Repurchase”). Accordingly, earnings per share of Common Stock for the three and six months ended June 30, 2015 reflect the consolidated earnings of Prudential Financial. In addition, the Class B Repurchase resulted in the elimination of the separation of the Financial Services Businesses and the Closed Block Business. As a result, there was no direct equity adjustment recorded for the three and six months ended June 30, 2015. Earnings per share of the Class B Stock for the three and six months ended June 30, 2014 is not presented herein, as it is not meaningful due to the Class B Repurchase.
(4)	Book value per share of Common Stock including accumulated other comprehensive income for the second quarter of 2015 includes a $500 million increase in equity and a 5.5 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes. These notes are currently dilutive when book value per share is greater than $90.85.
(5)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.
(6)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 91 per U.S. dollar and Korean won 1120 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.